Exhibit 10.2

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 22 , 2008 (the “ Effective Date ”), by and between MacroChem Corporation, Inc., a Delaware corporation (the “ Company ”), and David P. Luci, an individual who resides at 270 Benedict Road, Staten Island, New York 10304 (the “ Executive ”).

RECITALS:

WHEREAS, the Company is engaged in the business of acquiring and developing small molecule pharmaceuticals for oncology indications (the “ Business ”); and

WHEREAS, the Company and Executive entered into that certain employment agreement, dated December 6, 2007 (the “ Original Agreement ”), pursuant to which the Company engaged Executive to serve as the Company’s General Counsel & Vice President, Corporate Development; and

WHEREAS, the Company promoted Executive on March 19, 2008 to serve in the additional capacity as the Company’s Chief Financial Officer, and Executive agreed to serve in such capacity and has since served in said capacity; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to be employed by the Company, in several new capacities, in each case, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and of the respective covenants and agreements herein set forth, the Company and the Executive agree as follows:

1.             Employment.  The Company will employ the Executive, and the Executive will serve as the President & Chief Business Officer of the Company.  The Executive will also be a member of the Board of Directors of the Company (the “ Board ”) so long as he is employed in this capacity or any other capacity and Executive will report directly to the Board.  The Executive will be responsible for and perform such services customary to these offices (e.g. services traditionally performed by a Chief Operating Officer and Chief Financial Officer and General Counsel), and such other duties and services as shall from time to time be reasonably assigned to him by the Board, consistent with such positions and this Agreement, including, without limitation, primary responsibility for day-to-day operating activities as well as primary responsibility for the Company’s finance, accounting and legal matters.  It is understood that Executive may participate on up to three Boards of Directors or Advisory Boards of other companies and otherwise participate in personal investments, to the extent such activities do not materially interfere with the performance of his duties with the Company and to the extent that the Executive has the prior approval of the Board to participate in any such activity.  The Executive will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his time and energies to the business and affairs of the Company and its subsidiaries.

2.             Term.  The Executive’s employment hereunder shall be “at will” and is terminable at any time by either party, subject to the provisions of Sections 4, 5 and 6 hereof.

3.             Compensation and Other Related Matters.

(a)           Salary.  As compensation for services rendered under this Agreement, the Executive shall receive an annual salary of not less than $250,000 (as may be increased pursuant to the immediately succeeding sentence, the “ Base Salary ”), which salary shall be paid in accordance with the Company’s then prevailing payroll practices.  The Executive’s annual salary is eligible for increase annually in accordance with the Company’s compensation practices and increases will be evaluated at the discretion of the Compensation Committee of the Board.

(b)           Bonus.  During the term of this Agreement, and at the sole discretion of the Compensation Committee of the Board, the Executive shall be eligible to receive an annual bonus up to fifty percent (50%) of the Executive’s Annual Salary at the conclusion of each fiscal year based on the Executive and the Company successfully achieving targeted annual performance objectives (the “ Annual Bonus ” and, together with the Annual Salary, the “Annual Compensation”).  To receive such Annual Bonus, the Executive must still be employed with the Company as of December 31 of the year for which the Annual Bonus is payable and not be in breach of this Agreement.  In addition, the parties agree that Executive shall be entitled to a one-time bonus in the amount of seventy-five thousand dollars ($75,000) in the event the Company consummates an equity financing of $5 million or more in gross proceeds during the term of this Agreement; provided, however, the parties acknowledge and agree such payment shall be a one-time payment only which shall be due promptly upon consummation of the first equity financing so consummated and such one-time bonus shall be prorated for any portion of such equity financing which is consummated (for example, if the Company consummates an equity financing in the amount of $3 million in gross proceeds such bonus shall be equal to $45,000).

(c)           Equity Compensation.  In addition to the option grant in the Original Agreement, as of the Effective Date, the Executive shall be granted Stock Options pursuant to the terms and conditions of a Stock Option Award Agreement in the form approved by the Company’s Board as of the date hereof and subject to amendment as set forth therein.  These options will be issued from a valid stock option plan approved by the stockholders and registered under an S-8 within eighteen months from the date hereof (the “Grant Date”).  The Stock Option shall be for the purchase of 2,290,000 shares of the Company’s common stock, no par value (the “Common Stock”) at a price per share equal to the closing price on the OTC BB on the Grant Date.  Of the Stock Options to purchase 2,290,000 shares of the Company’s Common Stock, stock options to purchase 572,500 shares of Common Stock shall vest immediately upon execution of this Agreement, and stock options to purchase 143,124 shares of Common Stock shall vest and become exercisable every 90 days following the Effective Date for the next three years from the Effective Date and as fully defined in the Stock Option Award Agreement; provided that Executive is employed by the Company on such vesting date.

(d)           Other Benefits.  The fringe benefits, perquisites and other benefits of employment to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other employees of the Company, as those benefits are amended from time to time.  In addition, the Executive shall be entitled to participate in any other executive compensation or employee bonus plans implemented by the Company on such terms and conditions as shall have been determined by the Board or the Compensation Committee thereof.  Participation in any such benefit programs shall be subject to any applicable probationary or similar periods.

(e)           Expenses.  The Executive will be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the furtherance of his duties under this Agreement and consistent with the Company’s policies concerning the reimbursement of such expenses.  Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures and upon review by the Company of the reasonable nature of such expenditures.

4.             Termination.

All termination provisions require a 60 day written notice.

(a)           Disability.  If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive is unable to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, the Executive will be deemed to have a Disability.  The Company may terminate the Executive’s employment for Disability upon written notice to the Executive or the Executive’s legal representative, and such termination shall not constitute termination without Cause (as defined below) for purposes of this Agreement.

(b)           Death.  The Executive’s employment shall terminate immediately upon the death of the Executive.

(c)           Termination with Cause.  The Company shall be entitled to terminate the Executive’s employment for Cause.  “ Cause ” shall mean (i) the willful and continued failure by the Executive to perform substantially his duties hereunder, other than by reasons of Disability, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the Executive will have been indicted by any federal, state or local authority in any jurisdiction for, or will have pleaded guilty or nolo contendere to, an act constituting a felony, (iii) the Executive will have habitually abused any controlled substance (such as narcotics or alcohol), or (iv) the Executive will have (A) engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Company, or (B) committed a material breach of this Agreement which shall remain uncured for a period of at least thirty (30) days following receipt of written notice thereof which sets forth in reasonable detail the basis for such claim of material breach.

(d)           Termination Without Cause.  The Company shall, in its sole discretion, have the right to terminate the Executive’s employment without Cause at any time.

(e)           Resignation for Good Reason.  The Executive shall have the right to terminate his employment for “Good Reason,” which shall mean a resignation of his employment and his Separation from Service (as defined for purposes of §409A of the Internal Revenue Code) within less than one year following the initial existence of one or more of the following conditions arising without his consent:

(i) any material reduction in his Base Salary under Section 3(a), above;

(ii) any other material breach by the Company of any of its obligations to the Executive under this Agreement; or

(iii) any relocation of the Executive’s primary place of employment more than 50 miles from Manhattan;

(iv) any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option or restricted stock agreement referred to herein, under such awards as have fully vested);

provided, in each case, that a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and that “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice.

(f)            Resignation Without Good Reason.  The Executive shall have the right to resign his employment without “Good Reason” at any time upon thirty (30) days’ prior written notice to the Board (a “Resignation Notice”) in which case the Executive’s employment shall terminate upon effectiveness of such Resignation Notice unless otherwise terminated earlier pursuant to the terms of this Agreement.

5.             Compensation Upon Termination or During Disability.

(a)           Disability.  During any period of Disability, the Executive shall continue to receive his Annual Salary, less any compensation payable to the Executive under any applicable disability insurance plan during such period, until this Agreement is terminated, but in no event longer than 12 months from the date the Disability began, as determined by the Company.  Thereafter, the Executive’s benefits shall be determined under the Company’s insurance and other compensation programs then in effect, and the Company shall have no further obligation to the Executive under this Agreement, except that the Company shall pay to the Executive, or the Executive’s legal representative, as appropriate, (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year

(subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

(b)           Death.  In the event of the Executive’s death, the Company shall pay the Executive’s estate his Annual Salary through the date of death.  Thereafter, the Company shall have no further obligation to the Executive or the Executive’s beneficiary under this Agreement, except that the Company shall pay to the Executive’s estate (i) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (ii) reimbursement of business expenses incurred prior to the date of the Executive’s death.

(c)           Cause.  If the Company terminates the Executive’s employment for “Cause” as defined in Paragraph 4(c) of this Agreement, the Company shall continue to pay the Executive his Annual Salary through the date of termination of the Executive’s employment and shall pay for all accrued but unused vacation time.  All Stock Options which have vested prior to the effective time of the termination for “Cause” shall remain vested and exercisable for the period of time set forth in Executive’s Option Award Agreement. At the effective time of the termination for Cause, all unvested Stock Options shall immediately be terminated.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(d)           Termination Without Cause by the Company.  During the term of this Agreement, if the Company terminates the Executive’s employment without Cause pursuant to Paragraph 4(d) of this Agreement (a “Termination without Cause”), under circumstances that constitute a Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code), the Company shall pay the Executive the total amount of Executive’s Annual Compensation (then-current base salary plus Executive’s target bonus level) (the “Severance Payment”).  Executive shall continue to participate in all other benefit plans during the twelve (12) month period following the Termination without Cause (the “Severance Period”), except to the extent prohibited by law or any applicable employee benefit plan.  All Stock Options granted to Executive which have vested prior to the final day of Executive’s employment under this Agreement (the “Termination Date”) shall remain vested and exercisable for the exercise period set forth in Executive’s Option Award Agreement.  The Company will continue to vest Stock Options and stock awards during the Severance Period in accordance with the following vesting schedule:

(1)        If a Termination without Cause occurs during the first year of the term of this Agreement, all unvested Stock Options that would have vested during the calendar quarter within which the Termination without Cause occurs shall vest and become exercisable on the Termination Date for the exercise period set forth in Executive’s Option Award Agreement and, in addition, all unvested Stock Options that would have vested during the calendar quarter after the occurrence of the Termination without Cause also shall vest and become exercisable for the exercise period set forth in Executive’s Option Award Agreement; and

(2)        If a Termination without Cause occurs during the second year of the term of this Agreement, all unvested Stock Options that would have vested during the calendar quarter within which the Termination without Cause occurs shall vest and become exercisable on the

Termination Date for the exercise period set forth in Executive’s Option Award Agreement and, in addition, all unvested Stock Options that would have vested during the two (2) calendar quarters after the occurrence of the Termination without Cause also shall vest and become exercisable for the exercise period set forth in Executive’s Option Award Agreement; and

(3)           If a Termination without Cause occurs during the third year of the term of this Agreement or thereafter, all unvested Stock Options that would have vested during the calendar quarter within which the Termination without Cause occurs shall vest and become exercisable on the Termination Date for the exercise period set forth in Executive’s Option Award Agreement and, in addition, all unvested Stock Options that would have vested during the three (3) calendar quarters after the occurrence of the Termination without Cause also shall vest and become exercisable for the exercise period set forth in Executive’s Option Award Agreement.

Payment of the Executive’s separation pay benefit under this Section 5(d) shall be made as follows:

(i)  Payment of the separation pay benefit shall commence as of the 30th day after the Executive’s Separation from Service (as defined in the IRC, as amended), and shall continue in monthly installments thereafter until all 6 payments are made.

(ii)  In the event the value of the separation pay benefit shall exceed two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (i), above, but instead shall be paid in 6 equal monthly installments commencing as of the first of the month after the date that is six months after the Executive’s Separation from Service date.

(iii)  In no event shall payments be accelerated, nor shall the Executive be eligible to defer payments to a later date.

(e)           Resignation With Good Reason.  If the Executive resigns his employment for “Good Reason” pursuant to Paragraph 4(e) of this Agreement, then the Company shall pay the Executive the Severance Payment described in Section 5(d) above. ..  Following the resignation for Good Reason, Executive shall continue to participate in all other benefit plans of the Company during the Severance Period, except to the extent prohibited by law or any applicable employee benefit plan. All Stock Options granted to Executive prior to Executive’s departure for “Good Reason” shall remain vested and exercisable for the period of time set forth in Executive’s Option Award Agreement.  The Company shall continue to vest options and stock awards during the Severance Period in accordance with the vesting schedule set forth in Section 5(d) above (e.g. the same as if Executive were Terminated for Cause).  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.  Payment of the Executive’s separation pay benefit under this Section 5(e) shall be made in accordance with the payment provisions of Section 5(d), above.  Payment of the Executive’s separation pay benefit under this Section 5(e) shall be made in accordance with the payment provisions of Section 5(d), above.

(f)            Resignation Without Good Reason.  If the Executive resigns his employment without “Good Reason” pursuant to Paragraph 4(f) of this Agreement, the Company shall continue to pay the Executive his Annual Salary through the effective date of the Resignation Notice unless the Executive is otherwise terminated earlier pursuant to the terms of this Agreement.  At that time, Stock Options which have been granted and have vested prior to the date of the Resignation Notice shall remain vested and exercisable for the period of time specified in Executive’s Option Award Agreement.  At the effective time of the resignation without Good Reason, all unvested Stock Options shall immediately be terminated.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(g)           Release of Claims.  As a condition for the payments as provided in Sections 5(d) and 5(e) above, theExecutive must execute a release of all claims (including but not limited to state, federal and foreign laws) that the Executive has or may have against the Company, its directors, officers, employees, agents, representatives, its affiliated companies (incorporated or otherwise) and the members of its board of directors.  Such release shall be in such form and include such provisions as the Company may require in its reasonable discretion.  The payments provided for in Sections 5(d) and 5(e) shall not be made until such release is effective and is no longer subject to rescission under any applicable law.

6.             Change in Control.

(a)           In the event that the Executive’s employment hereunder ends either voluntarily or by termination, in each case, upon, in anticipation of, or within six (6) months following, a Change in Control (defined in Appendix A), then in lieu of the benefits described in Section 5, the Executive shall be entitled to receive the following benefits, provided, however that for purposes of this Section 6(a), a termination will be deemed to occur “in anticipation of a Change in Control” only if it occurs after the date on which a Change in Control is formally proposed to the Company’s Board of Directors:

(i)         any outstanding Stock Options shall become fully vested and exercisable at the effective time of the Change of Control and shall remain exercisable for at least the lesser of one year following such event and the maximum stated term of such Stock Option;

(ii)        any outstanding Restricted Shares shall become fully vested;

(iii)       the Executive shall be entitled to additional or other benefits (if any) in accordance with the applicable terms of applicable plans, programs and arrangements of the Company and its Affiliates.

(iv)       the Company shall promptly pay the Executive two times Executive’s then-current Annual Compensation (based upon Executive’s then-current base salary and target bonus) (two years constituting the “Amended Severance Period”) in lieu of the severance governed by Section 5(d) or 5(e).

(b)           Payment of the Executive’s separation pay benefit under this Section 6 shall be made as follows:

(i)  Payment of the separation pay benefit shall commence as of the 30th day after the Executive’s Separation from Service, and shall continue in monthly installments thereafter until all 18 payments are made.

(ii)  In the event the value of the separation pay benefit shall exceed two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (i), above, but instead shall be paid in 18 equal monthly installments commencing as of the first of the month after the date that is six months after the Executive’s Separation from Service date.

(iii)  In no event shall payments be accelerated, nor shall the Executive be eligible to defer payments to a later date.

(c)           If any portion of the payments which the Executive has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

7.         Agreement Not to Compete or Solicit

(a)           Covenant Not to Compete.  The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of six (6) months (such period to be eighteen (18) months in the case of a termination resulting in payments pursuant to Section 6(a)(iv) ) immediately following the termination of the Employee’s employment will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the Business.  Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than five percent (5%) of any corporation, whether or not such corporation is in competition with the Company.

(b)           Non-Solicitation.  The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of six (6) months (such period to be one (1) year in the case of a termination resulting in payments pursuant to Section 6(a)(ii)) immediately following the termination thereof, the Employee will not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

(c)           Intellectual Property.  The Executive assigns to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “ Inventions ”), relating to the Business or any other activities of the Company that are conceived or developed by the Executive in the course of his employment, whether alone or with others, and, if based on Confidential Information, after the termination of this Agreement for any reason.  Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “ works made for hire ” as the term is used in the United States Copyright Act.   The Executive may list specific technologies that are to be excluded from Intellectual Property, as listed in Exhibit A. The Executive shall provide evidence to the Company of any assignment of any specific Invention as may be requested by the Company from time to time.

8.         Confidential Information.

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding.  Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

9.          Remedy.

(a)             Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 7 or 8 hereof, it is agreed that any and all severance payments and related benefits hereunder shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

(b)             The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

10.        Miscellaneous.

(a)           Successors; Binding Agreement.  This Agreement and the obligations of the Company under this Agreement and all rights of the Executive under this Agreement shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Executive under this Agreement are personal to the Executive and may not be delegated or assigned by him.

(b)           Notice.  All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:

MacroChem Corporation

80 Broad Street, 22nd Floor

New York, NY 10004

Attn:  General Counsel

Tel: (212) 514-8094

Fax: (212) 514-8613

with a copy to:

Luke P. Iovine, III, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Tel: (212) 318-6000

Fax: (212) 319-4090

If to Executive:

David P. Luci, Esq.

270 Benedict Road

Staten Island, NY 10304

With a copy to:

William J. McSherry, Jr.

Crowell & Moring LLP

153 East 53rd Street, 31st Floor

New York, New York 10022

Tel: (212) 895-4200

Fax: (212) 895-4201

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c)           Choice of Law; Disputes.  The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof.  Regardless of which party hereto initiates any dispute which may arise under this Agreement, the non-prevailing party in any dispute hereunder shall promptly pay and/or reimburse the prevailing party for any and all reasonable costs and expenses incurred in bringing or defending such dispute, as applicable, upon receipt of an order provided by a court of competent jurisdiction whether or not such order is subject to further appeal. Any accrued but unpaid amounts under this section shall accrue interest at the rate of 12% per annum until such amounts are fully paid.

(d)           Waivers.  The waiver of either party hereto of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right under this Agreement or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f)            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(h)           Modifications.  This Agreement may only be modified in a writing signed by both the Company and the Executive.

(i)            Headings Descriptive.  The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(j)            Capacity.  The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations under this Agreement.

(k)           Survival.  The obligations and rights set forth in Paragraphs 6, 7 and 8 shall survive the termination of this Agreement for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

The Company:

MACROCHEM CORPORATION

By:	/s/ Jeffrey B. Davis
Name: Jeffrey B. Davis
Title: Chairman, Compensation Committee

Executive:

/s/ David P. Luci, Esq.

David P. Luci, Esq.

APPENDIX A

(1)     “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

(2)     “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits.

(3)     “Base Salary” shall have the meaning set forth in Section 3(a).

(4)     “Board shall mean the Board of Directors of the Company.

(5)     “Change in Control” shall mean the occurrence of any of the following events:

a.             any “person,” as such term is currently used in Section 13(d) of the 1934 Act, becomes (directly or indirectly) a “ beneficial owner ,” as such term is currently used in Rule 13d-3 promulgated under that Act, of a percentage of the Voting Securities of the Company, measured either by number of Voting Securities or by number of votes entitled to be cast, that is at least  30  percentage points larger than the percentage (if any) of the Voting Securities of the Company, measured in either fashion, that such person beneficially owned (directly or indirectly) on the Effective Date, unless the acquisition of such Voting Securities is approved by a majority of Incumbent Directors (as defined below);

b.             a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date;  provided  that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

c.             (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, in each of cases (x) or (y),  unless  the holders of Voting Securities of the Company immediately prior to such combination, sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly and immediately following such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of securities and by voting power) of: (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of the business and assets of the Company.

(6)     “Code” shall mean the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(7)     “Company” shall have the meaning set forth in the preamble to this Agreement.

(8)     “Effective Date” shall have the meaning specified in the preamble of this Agreement.

(9)     “Executive” shall have the meaning set forth in the preamble to this Agreement.

(10)   “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(11)   “Proceeding” shall mean any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(12)   “Restricted Shares” shall mean any compensatory restricted securities of the Company or any of its Affiliates; any compensatory share units, phantom securities or analogous rights granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing securities or rights.

(13)   “Stock Option” or “Stock Options” shall mean any compensatory option to acquire securities of the Company or of any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing options or rights.

(14)   “Term of Employment” shall mean the period specified in Section 2.

(15)   “Termination Date” shall mean the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.

(16)   “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect one or more members of the Board of the issuer.